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                                                 Exhibit 10.1

                                    June 27, 1996


Pomeroy Computer Resources, Inc.
1020 Petersburg Road
Hebron, KY  41048
Attention:    Edwin S. Weinstein
              Vice President

Dear Ed:

         This letter agreement (this "Amendment") confirms and evidences certain agreements between Star Bank, National Association, a national banking association (the "Bank"), and Pomeroy Computer Resources, Inc., a Delaware corporation ("Pomeroy") and your subsidiary companies, C&N Corp., a Tennessee corporation, Xenas Communications Corp., an Ohio corporation and Pomeroy Computer Leasing Company, Inc., a Kentucky corporation (collectively with Pomeroy, the "Borrowers"), with respect to amendment of the Loan Agreement between the Bank and the Borrowers originally dated as of March 14, 1996 (the "Agreement"), as follows:

         1. REVOLVING CREDIT LOANS. The Agreement is hereby amended so that the Revolving Credit Loans under Section 4(a) shall be made directly, without use of a Credit Reserve, but subject to an Incentive Pricing Spread, all as specified in the amended and restated Section 4(a), which shall hereafter read as follows:

         4.   LOANS.

              (a) REVOLVING CREDIT LOANS AND COMMITMENT. Subject to the terms and conditions of this Agreement, and subject to there being no Event of Default (or an event which would, with notice or the passage of time or both, mature into an Event of Default) by Borrowers hereunder, the Bank agrees to lend and relend to the Borrowers, jointly and severally, for the purposes specified in EXHIBIT "1(i)" to the Agreement, during the period from the date hereof to THE EARLIER OF (i) April 30, 1997 (or the date of any extension of this Agreement in a writing signed by the Bank), OR (ii) the date of the occurrence of an Event of Default specified in Section 5 below, unless waived by the Bank (such earlier date herein called the "Commitment Termination Date"), such amounts as Borrowers may from time to time request not exceeding in the aggregate at any time outstanding to Borrowers the LESSER OF: [A] Eighty-Five Percent (85%) of Eligible Receivables, OR [B] Twenty-Five Million Dollars (U.S.$25,000,000). If the aggregate amount of Revolving Credit Loans made to Borrowers hereunder and outstanding at any one time exceeds the limits as described in Section 4(a)[A] and 4(a)[B] above, then Borrowers shall, within five (5)


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days thereof, repay sufficient of the Loans to bring the outstanding Loan amount within such limits. "Eligible Receivables" hereunder shall mean those accounts receivables of Borrowers acceptable in good faith to Bank and as further specified in EXHIBIT "4(a)(i)" to this Agreement. The Commitment Amount shall also be reduced dollar-for-dollar for letters of credit issued by the Bank at the request of Borrowers (such additional credit facilities being subject to approval and pricing by the Bank on a case-by-case basis). Such loans shall be referred to herein as the "Revolving Credit Loan" or the "Revolving Credit Loans."

              If the aggregate amount of Revolving Credit Loans made to Borrowers hereunder and outstanding at any one time exceeds the applicable Commitment Amount limits as described above, then Borrowers shall immediately repay sufficient of the Revolving Credit Loans to bring the outstanding Revolving Credit Loan amount within such limits. Each loan draw shall represent Borrowers' representation to Bank that its Loan request is within such limits and that there is no event of default hereunder.

              The sum of all Revolving Credit Loan draws shall never exceed the Commitment Amount and shall be drawn in minimum amounts of One Hundred Thousand Dollars ($100,000) and multiples thereof up to the Commitment Amount; provided, however, that no Revolving Credit Loan draw to be subject to fixed rate pricing shall be less than Two Million dollars ($2,000,000) and additional multiples of $100,000 thereafter up to the Commitment Amount. Borrowers shall give notice to the Bank by 12:00 noon (such time, and any time hereinafter noted, being local Cincinnati time) of the day on which it desires to obtain a Revolving Credit Loan priced on a variable rate basis and by 11:00 a.m. of the date in which it requires such Loan on a fixed rate pricing basis. The Bank requires three (3) business days prior notice for fixed rate pricing Loans. Any notice received by the Bank after such times shall be deemed to have been given on such time on the next succeeding business day. Such notice for fixed rate pricing Loans may be given by telephone but shall be promptly followed by written confirmation from the Borrowers to the Bank in the form of EXHIBIT "4(a)(i)" hereof. Should Borrowers decide not to take a draw at the time specified in a request by it, such draw lapses and Borrowers must give the Bank a new request as provided in this Section to take a draw at another time. If such lapsed draw involved a Loan with fixed rate financing, Borrower shall be subject to prepayment fees as specified in Section 4(d) hereof. Each advance of a Revolving Credit Loan shall be effectuated by crediting of Pomeroy's checking account at the Bank, account number 480-3828-37. The Revolving Credit Loans shall be evidenced by the Revolving Credit Note given by Borrowers to the Bank, in the form of EXHIBIT "4(a)(ii)" attached hereto and made a part hereof (hereinafter called the "Revolving Credit Note"). The Bank is hereby authorized by Borrowers to enter from time to time on the reverse of the Revolving Credit Note the principal balance of its Revolving Credit Loan and all payments and prepayments thereon, and the aggregate


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unpaid amount of the Revolving Credit Loan set forth on the Revolving Credit
Note shall be contained in a monthly statement sent to Borrowers and if not objected to by Borrowers within a reasonable time thereafter, shall be presumptive evidence of the principal amount owing to the Bank and unpaid thereon. Upon written request of the Bank, Borrowers shall immediately exchange the Revolving Credit Note then outstanding for a revised and updated Revolving Credit Note.

              The Revolving Credit Note shall bear interest at a rate (i) which shall vary from time to time with the rate announced at the Bank from time to time as its prime rate (the "Prime Rate") MINUS the Incentive Pricing Spread (as defined below), OR, (ii) if elected by Borrowers, the LIBOR Rate (as defined below) PLUS the Incentive Pricing Spread, such rates to be adjusted on the effective date of any change in the Prime Rate and/or in the Incentive Pricing Spread. If, for any reason in the good faith opinion of Bank, a LIBOR rate cannot be determined or used for a short interim period, interest on the Revolving Credit Loans for such period shall be at the Prime Rate minus the applicable Incentive Pricing Spread. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and such rate is not necessarily the Bank's best or most favorable rate for commercial or other loans. The "LIBOR Rate" shall be the rate defined in and calculated pursuant to EXHIBIT "4(a)(iii)", or, if unavailable, any other consensus LIBOR Rate reasonably determined by Bank. Such interest shall be computed on the basis of a year consisting of 360 days and applied to the actual number of days elapsed. At the option of Borrowers, they may convert any portion of the then-available Commitment Amount, whether then outstanding or not, in a minimum amount of $2,000,000 and in additional multiples of $100,000 thereafter, to a fixed LIBOR rate pricing over an elected period approximately equal, at Borrowers' option, to one (1), two (2), three (3) or six (6) months during the term of this Agreement, by a writing received by the Bank (as noted above). No such election shall be effective if the fixed maturity date (three months) chosen is beyond April 30, 1997 and not more than three (3) LIBOR rate Loans shall be outstanding at any one time. Unless otherwise elected by Borrowers, any fixed LIBOR rate Loan shall revert to a variable rate Loan (at the Prime Rate minus the applicable Incentive Pricing Spread) at the expiration of any such fixed rate term. Interest shall be payable to the Bank for fixed rate Loans as of the end of each elected LIBOR period but no less frequently than monthly, and otherwise for variable rate Loans monthly in arrears, commencing on June 30, 1996, and monthly thereafter on the last day of each calendar month and when the Revolving Credit Note is due. After any event of default as defined in Section 5 herein, and whether or not the Bank accelerates the maturity of the Loans hereunder, the Revolving Credit Note shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest on the Revolving Credit Note prior to maturity) payable on demand at a rate per annum equal to the Prime Rate plus three percent (3%), in all cases until paid or cured and whether before or after


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any entry of any judgment thereon.  The Borrowers shall also pay any late payment fee specified in the Revolving Credit Note.

              The interest rate pricing of the Revolving Credit Loans noted herein shall be subject to incentive pricing adjustments (the "Incentive Pricing Spread") as follows, such adjustments to be effective as of the fifteenth day of the second fiscal month following Borrowers' quarterly consolidated fiscal periods, commencing with such statements due for the period ended April 5, 1996 (and with any Borrower-favorable price adjustments in the Incentive Pricing Spread conditioned on no events of default then existing under this Agreement) and remain effective until readjusted by the next fiscal quarter's report showing a different rate should be in effect:


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   DEBT RATIO                EBITDA RATIO        INCENTIVE PRICING SPREAD PER
                                                   ANNUM BELOW PRIME RATE
                                                   (OR ABOVE LIBOR RATE)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                 Prime          LIBOR
--------------------------------------------------------------------------------
More than 5.0 to 1.0              --             0.00%     275 basis points
--------------------------------------------------------------------------------
Less than 5.0 to 1.0              --             0.25%     250 basis points
--------------------------------------------------------------------------------
Less than 4.0 to 1.0
and                     Less than 3.5 to 1.0     0.50%     225 basis points
--------------------------------------------------------------------------------
Less than 3.0 to 1.0
and                     Less than 3.25 to 1.0    0.75%     200 basis points
--------------------------------------------------------------------------------
Less than 2.0 to 1.0
and                     Less than 3.0 to 1.0     0.75%     175 basis points
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


         The "Debt Ratio" and "EBITDA Ratio" shall be as defined in EXHIBIT "2(o)". All financial terms shall be defined pursuant to generally accepted accounting principles as consistently applied to Borrower's business. Where both Ratios must be met and one is not so met, the less advantageous Incentive Pricing Spread shall apply. For example, if the Debt Ratio is less than 3.0 to 1.0, but the EBITDA Ratio is less than 3.5 to 1.0, the Incentive Pricing Spread for Prime Rate Loans will be Prime minus 0.50%. It is acknowledged that, as of the date of this Agreement, based on the applicable Incentive Pricing Spread, the current interest rate on variable priced Loans is the Prime Rate minus 0% per annum and on fixed price loans, LIBOR plus 275 basis points.*


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              The Revolving Credit Note shall be due on April 30, 1997 without need for demand or notice to Borrower, or earlier in case of any earlier Commitment Termination Date.

*NOTWITHSTANDING THE ABOVE TABLE, THE BANK AGREES THAT THE INCENTIVE PRICING SPREAD FOR PRIME RATE LOANS FROM THE DATE HEREOF UNTIL AUGUST 20, 1996 SHALL BE PRIME MINUS 0.25%.


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          2.   REVOLVING CREDIT NOTE.  The Revolving Credit Note shall remain outstanding as originally issued and is hereby ratified and confirmed by Borrowers.

         3. COMMITMENT FEE. Section 4(c) of the Loan Agreement is amended to decrease the Commitment Fee from one-fourth of one percent (0.25%) to three-sixteenth of one percent (0.1875%), effective July 1, 1996, but otherwise calculated and payable as noted in said Section 4(c).

         4. PREPAYMENT FEE. Section 4(d) of the Loan Agreement is hereby amended and restated to read as follows:

              (d) PREPAYMENTS AND REFINANCING. The Borrower may from time to time, after the date of this Agreement and from time to time thereafter, repay or prepay part or all of the Revolving Credit Loan or Term Loan principal balance outstanding. Repayments shall be in the minimum amount of $100,000 and multiples thereof. Except as noted below, there shall be no prepayment premium for any such prepayments by Borrower. Prepayments on any Revolving Credit Loans then subject to unexpired LIBOR pricing periods may be repaid only with termination fees determined in good faith by Bank to compensate it from loss, such fees usually determined in accord with EXHIBIT "4(d)" attached hereto. All prepayments of the Term Loans shall be applied to unpaid principal installments of the Term Loans in the inverse order of the maturity dates of such installments, and each such repayment or prepayment shall include accrued interest to the date of prepayment on the principal amount being prepaid. Any amounts repaid or prepaid on any Term Loans shall not be reloaned to Borrowers by the Bank.

         5.   NON-FINANCIAL COVENANTS.  Sections 2(f), 2(j) and 2(w) of the
Loan Agreement [and related EXHIBIT "2(f)"] are hereby amended to reflect and allow the $1,650,000 remaining as an unpaid Pomeroy obligation to Vanstar Corporation pursuant to settlement of their outstanding litigation (for a total of $3,300,000 and the related cancellation of $500,000 of accounts receivable owing from Vanstar), as collateralized by the pledge of shares owned by David B. Pomeroy. The Bank waives, retroactive to the Vanstar settlement date, any Event of Default which may have been caused thereby. Sections 2(j) and 2(w) shall also be deemed interpreted to allow for Pomeroy's pending secondary offering of 1,200,000 shares of its common stock (1,402,500 shares if the underwriter's over-allotment is exercised), and for Mr. Pomeroy to sell, *150,000 of his common shares. Provided, however, that such waivers shall not apply to any other Borrower Indebtedness, or sale or pledge of shares by Mr. Pomeroy which is not provided for or allowed under the Loan Agreement, as amended hereby.

*IN CONNECTION WITH SUCH OFFERING

          6. FINANCIAL COVENANTS. EXHIBIT "2(o)" is hereby modified and restated to read as noted in revised EXHIBIT "2(o)" attached to this Amendment.

         7. AMENDMENT FEE. In connection with this amendment, the Borrowers agree to pay the Bank, upon execution hereof, the sum of * as an amendment fee, and remain responsible for all other out-of-pocket expenses (including attorneys' fees) payable under the terms of the Agreement. *$35,000.00

         8. DELIVERIES. In connection with this Amendment, there shall be delivered to the Bank a copy of resolutions of each of Borrowers' Boards of Directors authorizing the execution and delivery of this Amendment, each certified in the form previously provided to the Bank.

         9. REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as expressly amended hereby, all representations, warranties and covenants of the Borrowers set forth in the Agreement shall be deemed restated as of the date hereof, and the Borrowers further represent and warrant that:

         (a) This Amendment has been duly executed and delivered by the Borrower and authorized by all requisite corporate action; and

         (b) The execution and delivery by the Borrower of this Amendment does not constitute a violation of any applicable law or a breach of any provision contained in any Borrower's Certificate or Articles of Incorporation or By-Laws or Regulations, or contained in any order of any court or other governmental agency or in any agreement, instrument or document to which any Borrower is a party or by which the Borrowers or any of their assets or properties is bound.

         (c) There is outstanding no Event of Default, other than waived hereunder (or previously by the Bank in writing).

         10.  MISCELLANEOUS.

         (a) The Borrowers shall reimburse the Bank for all out-of-pocket costs and expenses, including without limitation reasonable attorneys' fees, incurred by the Bank or for which the Bank becomes obligated in connection with or arising out of this Amendment.

         (b) As amended hereby, the Agreement shall remain in full force and effect, and all references in the Loan Documents to "the Agreement" shall mean the Agreement as amended hereby.

         (c) Capitalized terms used but not defined herein shall have the same meanings herein as in the Agreement.

         (d)  This Amendment may be executed in counterparts.

         Ed, please acknowledge the agreement of the Borrowers to the terms set forth in this Amendment by having two copies of this Amendment duly executed by the Borrowers in the appropriate places below and returning one of such copies to the Bank with copies of the certified resolutions noted above.


                             STAR BANK, NATIONAL ASSOCIATION


                             By: \s\ Douglas V. Wyatt
                                  -------------------------------------------
                                 Douglas V. Wyatt
                                 Vice President



ACKNOWLEDGED, ACCEPTED AND AGREED
TO AS OF THE DATE FIRST NOTED ABOVE:

POMEROY COMPUTER RESOURCES, INC.  XENAS COMMUNICATIONS CORP.


By: \s\ Edwin S. Weinstein                       By: \s\ Edwin S. Weinstein
    ----------------------                          -----------------------
    Edwin S. Weinstein                           Edwin S. Weinstein
    Chief Financial Officer and Treasurer        Secretary-Treasurer

C & N CORP.                                      POMEROY COMPUTER LEASING
                                                 COMPANY, INC.


By: \s\ Edwin S. Weinstein                       By: \s\ Edwin S. Weinstein
    ----------------------                          -----------------------
    Edwin S. Weinstein                           Edwin S. Weinstein
    Vice President                               Secretary-Treasurer

                                    EXHIBIT 4(a)(i)

                 REVOLVING CREDIT LOAN REQUEST FOR FIXED RATE PRICING
         PURSUANT TO LOAN AGREEMENT BETWEEN POMEROY COMPUTER RESOURCES, INC.
                   SUBSIDIARIES AND STAR BANK, NATIONAL ASSOCIATION


Star Bank, National Association
425 Walnut Street
Cincinnati, OH  45202

Attention:    Mr. Douglas V. Wyatt
              Vice President

Dear Doug:

The undersigned hereby requests on behalf of Pomeroy Computer Resources, Inc. and its subsidiaries (together the "Companies") a Revolving Credit Loan pursuant to Section 4(a) of the above referenced Loan Agreement in the amount of $____________ to be priced on a [1], [2], [3], [6] [circle one applicable box]-month LIBOR Rate basis and to be made available on ________________, 19__ [specify a date not earlier than the date permitted in the Loan Agreement]. It is understood that the Bank may provide a notation of same on, or on a schedule attached to the Revolving Credit Note.

In support of this request, the Companies confirm and hereby represent and warrant to the Bank that the representations and warranties contained in the Loan Agreement remain true and correct in all material respects as of the date hereof and will be correct in all material respects as of the date hereof and will be true and correct in all material respects on the date such Revolving Credit Loan is made (i.e. both before and after such Loan is made) and that no Event of Default (as defined under the Loan Agreement) has occurred and is continuing or will exist on the date such Revolving Credit Loan is made (whether before or after such Loan is made).

                             Sincerely,

                             POMEROY COMPUTER RESOURCES, INC.
                             on behalf of itself and Subsidiaries


                             By:______________________________________

                                 [authorized officer]

                             Date:__________________________, 19____

                                   EXHIBIT 4(a)(iii)

                                LIBOR RATE DEFINITION


    (i) "LIBOR Rate" shall mean that rate of interest per annum determined solely by the Bank, as the rate offered to the Bank by prime banks (rounded off upwards, if necessary, to the nearest 1/10000 of one percent) for deposits with the Bank of immediately available Dollars in the London Interbank Market at or about 11:00 a.m., London time, (or such earlier time as may be arranged and agreed upon by the Borrower and the Bank) and the Bank on the date two (2) Eurodollar Business Days preceding an Interest Determination Date and adjusted for Reserve Percentages and any other regulatory and/or governmental costs incurred by the Bank from eurocurrency liabilities. The amount of the adjustment for Reserve Percentages and regulatory and/or governmental costs shall be based upon the assumption that the Bank funded 100% of the loan in the London Interbank Market.

    (ii) "Interest Determination Date" shall mean (A) in the case of any outstanding advance, the date which is the third to last Eurodollar Business Day of the then current Interest Period, or (B) in the case of any new advance, that date which is two (2) Eurodollar Business Days prior to the date such Advance is actually made. If such rate is not a Eurodollar Business Day then the immediately preceding Eurodollar Business Day shall be utilized.

    (iii)     "Interest Period" shall mean, with respect to any LIBOR Rate
Loan, the period commencing on the date such Loan is made, continued or converted or on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan, as the case may be, and ending on the same day in the third calendar month thereafter, as the Borrower may elect in advance in accordance with the requirements of the Loan Agreement; provided, however, that whenever the last day of any Interest Period would otherwise occur on a day other than a Eurodollar Business Day, the last day of such Interest Period shall occur on the next succeeding Eurodollar Business Day, and further provided that if such extension of time would cause the last day of such Interest Period for a LIBOR Rate Loan to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Eurodollar Business Day. If any Interest Period ends on a day during a month in which there is numerically corresponding day to the first day of the Interest Period, then the Interest Period shall end on the last Eurodollar Business Day of such calendar month.

    (iv) "Eurodollar Business Day" shall mean any day on which major commercial banks in London, England are open for the regular conduct of business. Interest shall accrue from and including the first day of an Interest Period to, but excluding, the last day of such Interest Period.

    (v) "Reserve Percentages" shall mean the total maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                                      EXHIBIT 2(o)

                                 FINANCIAL COVENANTS

         In addition to the provisions of the Loan Agreement, Borrowers shall have the following requirements:

         1. Maintain consolidated Tangible Net Worth at no less than the following amounts by and after the following dates:

         TANGIBLE NET WORTH                 DATE

         $11,500,000                   April 5, 1996
         $14,000,000                   October 5, 1996
         $16,000,000                   January 5, 1997

"Tangible Net Worth" shall mean all equity accounts PLUS any debt full subordinated to the Bank (excluding, however, debt owed to Supply) MINUS all intangible assets MINUS any amounts due from officers, shareholders, or affiliates of the Borrowers (excluding employee travel or expense advances extended in the normal course of business).

         2.   Maintain a ratio of consolidated Debt to consolidated Tangible
Net Worth [the "Debt Ratio"] of not more than the following amounts by and after the following dates:

         DEBT RATIO                         DATE

         5.75 to 1.0                   April 5, 1996
         4.75 to 1.0                   October 5, 1996
         4.25 to 1.0                   January 5, 1997

"Debt" hereunder shall mean all the obligations and liabilities of the Borrowers including (but not limited to) accounts payable, accrued expenses, Bank borrowings, other notes payable, capitalized lease obligations, and amounts due to floor plan finance companies.

         3. Generate at all times consolidated trailing twelve (12) month after-tax net income of not less than the following amounts by and after the following dates:

         AMOUNT                             DATE

         $2,000,000                    April 5, 1996
         $3,500,000                    October 5, 1996
         $3,500,000                    January 5, 1997

For purposes of the Incentive Pricing Spread under Section 4(a) of the Agreement, the EBITDA Ratio shall mean the ratio of Borrower's consolidated Debt to consolidated net earnings before interest, taxes, and depreciation and amortization expenses for the trailing twelve (12) fiscal months.